Exhibit 10.1

AMENDMENT TO AGREEMENT

This Amendment to Agreement (the "Amendment") is entered into as of August 18, 2006 by and between SulphCo, Inc. ("SulphCo") and SulphCo KorAsia Inc. ("KorAsia"). SulphCo and KorAsia are sometimes referred to herein as the "Parties or a "Party'".

A, WHEREAS, SulphCo and OIL SC, Ltd, later renamed SulphCo KorAsia Inc, entered into an Agreement dated February 22, 2005 (the "Agreement");

B. WHEREAS, the Agreement includes provision titled "7.10 Amendments" which allows for written amendments to the Agreement;

C. WHEREAS, the Parties wish to amend certain sections of the Agreement to the mutual benefit of both Parties;

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

1.	Section 6.2 Exclusivity of the Agreement shall be amended in its entirety to read;

"6.2 Exclusivity. Subject to the termination provisions below, SulphCo agrees that SulphCo KorAsia shall be the only entity or person in South Korea that it allows to have the demonstration capabilities and resulting Fees arrangement relating to the IP for a period of 5 years from the date of this Amendment. Further, SulphCo agrees that it shall not enter into any agreements providing demonstration capabilities and resulting Fees arrangement relating to the IP, as it relates to petroleum products, as contemplated herein with any third party in Asia on terms more favorable than those contained herein, during the term of this agreement. "

2.
Section 6.3. Termination, subsection (d) is hereby removed from the Agreement as SulphCo KorAsia has introduced SulphCo to a Third Party within 18 months of execution of the Agreement and therefore fulfilled it obligation.

3.	Section 4.3 Conditions to the Fees of the Agreement shall be amended in its entirety to read:

"4.3 Conditions to the Fees. In order for SulphCo KorAsia to have a right to the Fees, SulphCo KorAsia must do the following:

(a)	notify SulphCo in writing of all Third Party demonstrations at least ten days prior to the demonstration, and allow SulphCo representatives to be present at any demonstration;

(b)	cause the Third Party to execute a confidentiality agreement, the form and substance of which must be approved by SulphCo, before such Third Party has access to any of the IP; and
(c)
allow SulphCo to do all negotiating with such Third Party relating to any potential business relationship relating to the IP, with such assistance from SulphCo KorAsia as reasonable requested by SulphCo.

Furthermore, it is understood by SulphCo KorAsia that any business arrangement that SulphCo may enter into based upon section 4.1 will not be exclusive and will not grant any rights of sublicense or transferability.

4.	Except as amended hereby, the original Agreement shall remain in full force and effect in accordance with its terms.

AGREED TO:

For SulphCo, Inc.	For SulphCo KorAsia, Inc.

/s/ Rudolf W. Gunnerman Dr. Rudolf W. Gunnerman	/s/ Sang Ok. Lee Name: Sang Ok. Lee
Chairman and CEO	Title: President and CEO